EXHIBIT 24.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Tristar Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-45396 and 333-26567) on Form S-8 of Ross Cosmetics Distributions Centers, Inc. and Tristar Corporation, respectively, of our report dated December 11, 1996, relating to the consolidated statements of operations, shareholders' equity, and cash flows for the year ended August 31, 1996, and the related schedule, which report appears in the August 29, 1998, annual report on Form 10-K of Tristar Corporation.

KPMG Peat Marwick LLP

San Antonio, Texas
December 4, 1998